Exhibit 10.17

EXECUTION COPY

SHARE PURCHASE AGREEMENT

between

REIBER CONSULTANCY B.V.

and

LIBERTATIS ERGO HOLDING B.V.

as the Sellers,

and

BIO-IMAGING TECHNOLOGIES, INC.

as the Purchaser

for the acquisition by

the Purchaser of the entire issued share

capital of Heart Core B.V.

NautaDutilh

Strawinskylaan 1999

1077 XV Amsterdam

TABLE OF CONTENTS

1.	INTERPRETATION	5
1.1.	Definitions	5
1.2.	Interpretation	9
1.3.	Schedules and Annexes	10
2.	PURCHASE, SALE AND TRANSFER OF THE SHARES	10
2.1.	Purchase and sale of the Shares	10
2.2.	Transfer of the Shares	10
2.3.	Acknowledgement	11
3.	PURCHASE PRICE AND PAYMENT	11
3.1.	Purchase Price	11
3.2.	Payment	11
4.	Escrow	12
5.	CLOSING	13
5.1.	Place of Closing	13
5.2.	Repayment of debt and release of guarantees	13
5.3.	Further action to be taken at Closing	13
6.	REPRESENTATIONS AND WARRANTIES	13
6.1.	Representations and Warranties	13
6.2.	Disclosures	14
6.3.	Effects of Representations and Warranties and duty to investigate	14
7.	COMPENSATION	14
7.1.	General principle	14
7.2.	Information with respect to Claim	15
7.3.	Defence against Third Party Claims	15
7.4.	Effect of Tax, specific provisions and insurance	16
7.5.	Taxation on payments by the Sellers	16
7.6.	Payment without deductions	16
7.7.	No claims against Directors or Employees	17
8.	LIMITATIONS TO COMPENSATION FOR BREACH OF REPRESENTATIONS AND WARRANTIES OR COVENANTS	17
8.1.	Limitations in time	17
8.2.	Limitations as to amount of Compensation for breach of Representations or Warranties	18
9.	SPECIFIC covenants	18
10.	NON-COMPETITION	19
11.	CONFIDENTIALITY	20
12.	MISCELLANEOUS	20
12.1.	Invalid provisions	20
12.2.	Further action	21
12.3.	Amendment	21

12.4.	Costs	21
12.5.	No implied waiver; no forfeit of rights	21
12.6.	Notice	21
12.7.	Assignment or encumbrance	23
12.8.	Civil Law Notary	23
12.9.	Joint and several liability of the Sellers	23
12.10.	Choice of Law	23
12.11.	Disputes	23

Schedules

1	Deed of Transfer
2	Escrow Agreement
3	Representations and Warranties
4	Closing Balance Sheet

Annexes

Annex 2.3
Annex 3.5
Annex 3.6
Annex 4.1A
Annex 4.5
Annex 5.4
Annex 5.5
Annex 6.1
Annex 7.1
Annex 8.2
Annex 8.7
Annex 8.10
Annex 9.2
Annex 10.5
Annex 11.2
Annex 11.4
Annex 11.5A
Annex 11.5B
Annex 11.7
Annex 12.2
Annex 12.4
Annex 12.5
Annex 12.6
Annex 13.1

Annex 13.2
Annex 13.3
Annex 13.5
Annex 13.8
Annex 13.9
Annex 14.3A
Annex 14.4
Annex 14.11
Annex 14.13
Annex 15
Annex 16
Annex 17.4
Annex 19.1
Annex 19.4

SHARE PURCHASE AGREEMENT

THE UNDERSIGNED:

1.	Bio-Imaging Technologies Inc., a company organised under the laws of the State of Delaware, United States of America, whose principal office is at Newtown, Pennsylvania, United States of America, (hereinafter referred to as the “Purchaser”);

and

2.	Reiber Consultancy B.V., a private company with limited liability incorporated under the laws of The Netherlands, whose corporate seat is at Rotterdam, The Netherlands (hereinafter referred to as “Reiber”);

and

3.	Libertatis Ergo Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands, whose corporate seat is at Leiden, The Netherlands (hereinafter referred to as “Libertatis Ergo”);

(the latter two companies hereinafter jointly referred to as the “Sellers”);

WHEREAS

A.	The Purchaser wishes to purchase the Reiber Shares from Reiber and the Libertatis Ergo Shares from Libertatis Ergo;

B.	Reiber wishes to sell the Reiber Shares to the Purchaser. Libertatis Ergo wishes to sell the Libertatis Ergo Shares to the Purchaser;

C.	The Parties and the Company have signed the Letter of Intent;

D.	The Parties wish to lay down in this Agreement the terms and conditions of the sale and purchase of the Shares;

NOW HEREBY AGREE AS FOLLOWS

1.	INTERPRETATION

1.1.	Definitions

The following capitalised terms and expressions in this Agreement shall have the following meanings:

Accounts	the balance sheet as at the Balance Sheet Date and the profit and loss account of the Company for the period ended on the Balance Sheet Date together with the explanatory notes thereto

Agreement	this agreement

Annex	an annex to a Schedule

Articles	the Articles of Association (statuten) of the Company, attached as Annex 3.5 to Schedule 3

Authority	a supranational, national, provincial, municipal or other governmental authority or court of a relevant jurisdiction

Balance Sheet Date	31 December 2003

Business Day	a day on which banks are generally open in both The Netherlands and the United States of America

Civil Law Notary	civil law notary Wijnand Bossenbroek or another civil law notary of NautaDutilh, or any of their deputies

Claim	any claim for payment made by the Purchaser under this Agreement

Closing	the completion of the Transaction on the Closing Date

Closing Balance Sheet	the balance sheet as at the Closing Balance Sheet Date

Closing Balance Sheet Date	30 November 2004

Closing Date	the date on which the Agreement is signed

Company	Heart Core B.V., a company incorporated under the laws in The Netherlands, whose corporate seat is at Leiden, The Netherlands

Compensation	an amount to be paid by the Sellers under a Claim pursuant to Clause 8

Deed of Transfer	the notarial deed of transfer of the Shares referred to in Clause 2.2

Director	a member of a board of management (bestuurder) or of a supervisory board (commissaris) or any other Person holding a similar position in a company in a jurisdiction other than The Netherlands

Employees	the employees of the Company listed in Annex 13.1 to Schedule 3

Encumbrances	any rights of pledge, mortgage or usufruct, liens or attachments or similar charges

Escrow Account	the escrow account referenced on Schedule A of the Escrow Agreement maintained with the Escrow Agent in which the Escrow Amount is deposited

Escrow Agent	Wachovia Bank, National Association, a national banking association as escrow agent under the Escrow Agreement

Escrow Agreement	the escrow agreement between the Sellers, the Purchaser and the Escrow Agent attached as Schedule 2

Escrow Amount	the balance of the Escrow Shares (as defined in the Escrow Agreement) and the Escrow Cash (as defined in the Escrow Agreement) deposited with the Escrow Agent, together with any dividends and/or interest thereon on the Escrow Account

Euro or EUR	Euro

Guarantor	Johan Hendrikus Christiaan Reiber

Insurance Policies	the insurance policies listed in Annex 10 to Schedule 3

Lease Agreements	The lease agreements listed in Annex 8.2 to Schedule 3

Letter of Intent	the letter signed by the Purchaser and the Company dated 21 September 2004

Libertatis Ergo Shares	the 150 shares in the share capital of the Company numbered D1 up to and including D150

Material and Materially	representing a value in excess of EUR 50,000 (fifty thousand Euro).

NautaDutilh	NautaDutilh N.V., lawyers, civil law notaries and tax advisers, acting as advisers to the Purchaser.

Net Asset Value	the sum of the paid-up part of the issued share capital, share premium reserve, other reserves and the balance of accumulated profits and losses of the Company

Parties	the parties to this Agreement

Permits	licences, exemptions, consents or other authorisations or clearances, howsoever named, granted by an Authority

Person	a natural person or a partnership, company, association, cooperative, mutual insurance society, foundation or any other body which operates externally as an independent unit or organisation

Purchaser’s Common Stock	175,853 shares of the Purchaser’s common stock with a USD 0.00025 par value per share

Purchase Price	the purchase price for the Shares referred to in Clause 3

Real Property Rented	the real property listed in listed in Annex 8.2 to Schedule 3

Reiber Shares	the 450 shares in the share capital of the Company, A1 up to and including A150, B1 up to and including B150, and C1 up to and including C150

Representations and Warranties	the representations and warranties set out in Schedule 3

Schedule	a Schedule to this Agreement

Shares	all of the 600 shares issued in the capital of the Company with a nominal value of EUR 45,38 each, divided in classes A, B, C, and D, each class containing 150 shares, and numbered per class from 1 up to and including 150

Tax	a tax, levy, duty, or other charge or withholding of a similar nature, as well as any contribution to any social security or employee social security scheme, including any penalty, interest or costs payable in connection with any failure to pay or any delay in paying any of the same

Tax Authority	an Authority competent to impose and/or collect Tax

US Dollar or USD	U.S. dollar

Third Party Claim	a claim made by a third party against the Company

Transaction	the transaction contemplated by this Agreement.

1.2.	Interpretation

a.	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

b.	Words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender.

c.	English language words used in this Agreement intend to describe Dutch legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

d.	This Agreement has been drawn up in English. In the event of any discrepancy between the English text of this Agreement or any agreement resulting therefrom or relating thereto and any translation thereof, the English language version shall prevail. Subject to Clause 1.2 (c), the English (United Kingdom) language version shall also prevail for interpretation purposes.

e.	References to any Dutch legal concept shall, in respect of any jurisdiction other than The Netherlands, be deemed to include the concept which in that jurisdiction most closely approximates the Dutch legal concept.

f.	The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

g.	The headings used in this Agreement are for convenience or reference only and are not to affect the construction of this Agreement or to be taken into consideration in the interpretation of this Agreement.

h.	Unless otherwise stated, references to Clauses are to Clauses of this Agreement.

1.3.	Schedules and Annexes

Any Schedule and Annex referred to in this Agreement forms an integral and inseparable part of this Agreement.

2.	PURCHASE, SALE AND TRANSFER OF THE SHARES

2.1.	Purchase and sale of the Shares

Subject to the terms and conditions set out in this Agreement, the Purchaser hereby purchases the Reiber Shares from Reiber and Reiber hereby sells the Reiber Shares to the Purchaser.

Subject to the terms and conditions set out in this Agreement, the Purchaser hereby purchases the Libertatis Ergo Shares from Libertatis Ergo and Libertatis Ergo hereby sells the Libertatis Ergo Shares to the Purchaser.

2.2.	Transfer of the Shares

On the Closing Date Reiber shall transfer the Reiber Shares to the Purchaser through the execution of the Deed of Transfer before the Civil Law Notary. A draft of the Deed of Transfer is attached hereto as Schedule 1.

On the Closing Date Libertatis Ergo shall transfer the Libertatis Ergo Shares to the Purchaser through the execution of the Deed of Transfer before the Civil Law Notary. A draft of the Deed of Transfer is attached hereto as Schedule 1.

2.3.	Acknowledgement

The Sellers shall procure that the Company shall acknowledge the transfer of the Shares on the Closing Date by co-signing the Deed of Transfer and immediately to enter such transfer in its register of shareholders.

3.	PURCHASE PRICE AND PAYMENT

3.1.	Purchase Price

The Purchase Price shall be a sum equal to EUR 1,700,000 payable as follows:

(A)	to Reiber in consideration of the Reiber Shares an amount of EUR 1,275,000 shall be payable, of which

(i)	an amount of EUR 637,500 shall be payable in cash

and

(ii)	the Purchaser’s Common Stock,

and

(B)	to Libertatis Ergo in consideration of the Libertatis Ergo Shares an amount of EUR 425,000 shall be payable in cash.

3.2.	Payment

The Purchase Price shall be paid on the Closing Date as follows:

(I)	The Purchaser shall transfer the sum of the cash amounts of the Purchase Price ultimately on the Closing Date to the bank account in the name of Kwaliteitsrekening Notarissen Amsterdam NautaDutilh N.V. with ABN AMRO Bank N.V., account number 45.24.77.999 with reference to file number 50058973.

The Civil Law Notary is hereby instructed by the Parties immediately after the Deed of Transfer shall have been executed to release the sum of the cash amounts of the Purchase Price as follows

(a)	an amount of EUR 573,750 (five hundred seventy three thousand seven hundred and fifty Euro) to be transferred to the bank account of Reiber with Rabobank (account number 0170614875);

(b)	an amount of EUR 382,500 (three hundred eighty two thousand and five hundred Euro) to be transferred to the bank account of Libertatis Ergo with ABN AMRO bank (account number 603936105); and

(c)	an amount of EUR 106,250 (hundred six thousand two hundred fifty Euro (the Escrow Amount) to be transferred to the Escrow Account with Wachovia Bank, National Association (account number 1572009437).

(II)	Subject to the Deed of Transfer having been executed on the Closing Date, the Purchaser shall transfer the Purchaser’s Common Stock as follows:

(a)	an amount of 158,268 shares of the Purchaser’s Common Stock to Reiber; and

(b)	an amount of 17,585 shares of the Purchaser’s Common Stock to the Escrow Account with Wachovia Bank, National Association (account number 1572009437).

The Parties hereby acknowledge that the transfer of the Purchaser’s Common Stock will, as shall be evidenced by copies of an instruction letter and a legal opinion of Morgan, Lewis & Bockius LLP to the transfer agent, be effective as from the Closing Date, although the original stock certificates of the Purchaser’s Common Stock will be delivered to Reiber and the Escrow Agent respectively within five (5) business days as from the Closing Date.

4.	ESCROW

Prior to or on the Closing Date the Parties shall open the Escrow Account with the Escrow Agent and shall execute the Escrow Agreement, is attached as Schedule 2. The Escrow Agent shall operate the Escrow Account in accordance with the provisions of the Escrow Agreement.

The Sellers shall be entitled to require that the Purchaser satisfy any Claim from the Escrow Account to the extent that the Escrow Amount is adequate.

5.	CLOSING

5.1.	Place of Closing

Closing shall take place on the Closing Date at the offices of NautaDutilh in Amsterdam, The Netherlands.

5.2.	Repayment of debt and release of guarantees

The Sellers shall procure at Closing

a.	the repayment of any amount owed to the Company by the Sellers or by any group company of the Sellers (other than the Company), or by the Directors or employees of the Sellers or of any such group company, regardless of whether or not such amount is due for repayment;

b.	the release of the Company from any guarantee, indemnity, letter of comfort or Encumbrance or other similar liability given or incurred by it for the benefit of (i) the Sellers or any group company of the Sellers (other than the Company) or (ii) any of the Directors or employees of the Sellers or of any group company of the Sellers, whether actual or contingent.

5.3.	Further action to be taken at Closing

At Closing the Parties shall further take such action and shall sign such documents as shall be required to be taken or signed in order to complete the Transaction.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	Representations and Warranties

The Sellers represent and warrant to the Purchaser that each of the Representations and Warranties set out in Schedule 3 is true and accurate at the moment of signing this Agreement and shall be true and accurate at the Closing, save to the extent that any disclosures have explicitly, specifically and unambiguously been made in this Agreement.

Each of the Representations and Warranties shall be construed as a separate representation and/or warranty and shall not be limited by the terms of any of the other Representations and/or Warranties, either expressly or by means of reference.

6.2.	Disclosures

Disclosures against any of the Representations and Warranties shall not be deemed to be disclosures against any other Representation and/or Warranty unless such disclosure is explicitly repeated as a disclosure also against such other Representation and/or Warranty.

6.3.	Effects of Representations and Warranties and duty to investigate

6.3.1.	By giving the Representations and Warranties, the Sellers unconditionally accept the legal consequences set out in Clause 7 in the event that for whatever reason (including force majeure, but excluding any reason which is imputable to the Purchaser) any fact or situation appears not to be as represented or warranted.

6.3.2.	In the event that any fact or situation appears not to be as represented or warranted the Sellers hereby expressly waive the right to argue in or out of court that in reliance upon any action or omission on the part of the Purchaser or any Person acting for the Purchaser or upon the negotiations between the Parties it was entitled to assume that the Purchaser would investigate or further investigate such fact or situation prior to Closing, save where the Sellers prove either that the Purchaser or such Person knew at that time that the fact or situation concerned was not as represented or warranted or that the breach of the Representation or Warranty is imputable to the Purchaser. The aforegoing shall apply instead of Article 7:17 (5) of the Civil Code.

7.	COMPENSATION

7.1.	General principle

In the event of a breach of any of the Representations and Warranties, the Purchaser has the right to submit to the Sellers a Claim for Compensation (without prejudice to any other right of the Purchaser, including the right to demand specific performance). In that event, the Sellers shall pay to the Purchaser or, at the option of the Purchaser, to the Company and/or any of the Subsidiaries, by way of correction to the Purchase Price an amount, necessary to put the Purchaser, the Company and the Subsidiaries in the financial position they would have been in if the facts or circumstances giving rise to such breach had not occurred or arisen. Such amount shall be increased by interest at the rate referred to in Article 6:120(2) of the Civil Code from and including the Closing Date until and including the date of payment.

7.2.	Information with respect to Claim

Where the Purchaser considers making a Claim for Compensation it shall, within a period of two months as from discovery of the circumstances giving rise to such Claim, notify the Sellers giving reasonable particulars of the facts relating to such Claim and its best estimate of the likely amount of the Claim. Such a notification given within such period shall be considered a notification within the meaning of Article 7:23(1) of the Civil Code.

7.3.	Defence against Third Party Claims

Where a Claim of the Purchaser for Compensation is based upon or relates to a Third Party Claim, the Purchaser or the Company shall notify the Sellers of such Third Party Claim within two months after becoming aware thereof. As soon as possible following the date of that notification the Parties shall consult each other on the course of action to be taken. The Purchaser shall, however, at its sole discretion and subject to any restriction under any insurance policy, be entitled to take, or procure the Company to take, any action necessary to defend the Third Party Claim. The Purchaser shall use reasonable endeavours to strike a fair balance between the interests of the Sellers in keeping the Compensation as low as possible and the interests of the Purchaser and the Company to maintain good business relations with the third party concerned. The Company shall not be under any obligation to rely on any general terms and conditions.

The Parties will cooperate with each other in dealing with any Third Party Claim and will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts therefrom. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Third Party Claim or otherwise required by applicable law or stock exchange rules.

7.4.	Effect of Tax, specific provisions and insurance

In determining the financial position the Purchaser would have been in if a breach of the Representations and Warranties had not occurred or arisen (as referred to in Clause 7.1) the following factors shall be taken into account

a.	i. any Tax refund actually received by the Company or

ii.	any reduction in Tax actually payable by the Company with respect to the financial year to which the Accounts relate or any preceding year, to the extent that such refund or reduction is directly attributable to the facts giving rise to the Claim; and/or

b.	the release of any specific provision, which is directly attributable to the facts giving rise to the Claim, or in the Accounts; and/or

c.	any amount actually received by the Company under any insurance policy or from any third party, to the extent that such amount is directly attributable to the facts giving rise to the Claim.

7.5.	Taxation on payments by the Sellers

If any payment by way of Compensation forms part of the Purchaser’s or the Company’s taxable profit (or reduces its Tax losses) the Sellers shall pay to the Purchaser or the Company such additional amount (taking into account any Tax payable in respect of such additional amount) as will ensure that the Purchaser or the Company receives and retains a net amount equal to the full amount which it would have received and retained had the payment not formed part of the Purchaser’s or the Company’s taxable profit (or reduced its Tax losses).

7.6.	Payment without deductions

All sums payable by the Sellers to the Purchaser or the Company pursuant to any Claim for Compensation shall be paid free and clear of any deductions or withholdings whatsoever save only as may be required by law. Where any deduction or withholding is required by law from any Compensation (save to the extent that the Purchaser or the Company may be credited for such deduction or withholding), the Sellers shall be obliged to pay to the Purchaser or the Company such greater sum as will, after such deduction or withholding, leave the Purchaser or the Company with the same amount as it would have been entitled to receive in the absence of any such deduction or withholding.

7.7.	No claims against Directors or Employees

The Sellers shall refrain from bringing any claim against any Director or Employee of the Company in respect of any information supplied by such Director or Employee to the Purchaser or any of the persons authorised by the Purchaser in connection with the Company, save in the event of wilful intent or gross negligence.

8.	LIMITATIONS TO COMPENSATION FOR BREACH OF REPRESENTATIONS AND WARRANTIES OR COVENANTS

8.1.	Limitations in time

Without prejudice to any rights the Purchaser may have under

(i)	the Representations and Warranties set out in Sections 1, 2, 3, 4, 18 and 19 of Schedule 3, which shall survive the Closing Date for the period during which any party can commence proceedings, as a result of which the Purchaser becomes aware of a fact or situation the presence or absence of which the Sellers have warranted or represented under this Agreement (which period shall be extended by three (3) months in order to enable the Purchaser to submit a Claim for Compensation), and

(ii)	the Representations and Warranties set out in Sections 12.2 and 12.4 of Schedule 3, which shall survive the Closing Date for a period of 36 months;

the Purchaser shall no longer be entitled to claim any Compensation for breach of any of the other Representations and Warranties, upon expiry of eighteen (18) months from the Closing Date.

The above shall apply instead of Article 7:23(2) of the Civil Code.

8.2.	Limitations as to amount of Compensation for breach of Representations or Warranties

8.2.1.	Maximum Compensation

The Purchaser shall not be entitled to claim any Compensation for breach of any of the Representations and Warranties insofar as the aggregate Compensation due (other than for breach of any of the Representations and Warranties set out in the Sections referred to above) exceeds EUR 1,000,000 (one million Euro).

8.2.2	Threshold

The Purchaser shall not be entitled to any Compensation with respect to any Claim or Claims for breach of any of the Representations and Warranties unless the aggregate amount of Compensation due exceeds EUR 50,000 (fifty thousand Euro), but in that event the Sellers shall be liable for the whole amount of such Claim(s) and not merely for the excess.

9.	SPECIFIC COVENANTS

With respect to the Purchaser’s Common Stock to be acquired in connection with the purchase of the Shares under the Agreement:

a.	Reiber is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and

b.	Reiber has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Purchaser’s Common Stock; and

c.	Reiber is receiving the Purchaser’s Common Stock for investment for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, other than a distribution by Reiber to its stockholders or as otherwise contemplated hereby; and

d.	Reiber has been advised that the Purchaser’s Common Stock will be deemed to be restricted under the Securities Act, and that a restrictive legend in substantially the following form shall be placed on the certificates representing such shares:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES ACT OF ANY STATE AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES ACTS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

10.	NON-COMPETITION

Each of Reiber and the Guarantor hereby undertakes towards both the Purchaser and the Company that it will not itself or allow any company of its group without the prior written consent of the Purchaser

a.	for a period of three (3) years from the Closing Date in any capacity or in any way whatsoever in The Netherlands, either directly or indirectly be engaged in or concerned with, or approach any Person with a view to being engaged in or concerned with, the conduct of any business involving the development or production of or the trading in any products developed, produced or traded, or the provision of services developed or provided, by the Company as developed, produced, traded or provided at the Closing Date or which may compete therewith;

b.	for a period of three (3) years from the Closing Date persuade or cause, or attempt to persuade any employee or any distributor or commercial agent of the Company to terminate his relationship with the Company, or employ or engage any such person within one (1) year of the effective termination of his relationship with the Company, or take any action that may result in the impairment of the relationship between such employee or distributor or commercial agent and the Company;

c.	for a period of three (3) years from the Closing Date persuade or cause or attempt to persuade any customer, supplier of or Person otherwise doing business with the Company to terminate his relationship with the Company or take any action that may result in the impairment of such relationship or assist or cause or attempt to assist any competitor of the Company in the conduct of any business referred to in paragraph (a) hereof;

d.	use the name Heart Core B.V. or any abbreviation thereof or any combination including such name, or the logo of the Company.

Without limiting the generality of the foregoing, the Sellers shall refrain from knowingly taking any action which may adversely affect the business of the Company. The Sellers shall also ensure that none of the companies of their groups shall take any such action.

11.	CONFIDENTIALITY

Each Party undertakes that it will not at any time disclose or use, with detrimental effect for the other Party, any confidential information concerning this Agreement, or concerning the business and affairs of the other Party, except

a.	to the extent required by applicable law or stock exchange rules or by any Authority;

b.	to its professional advisers subject to a duty of confidentiality and only to the extent necessary for any lawful purpose; and

c.	to the extent that at the date hereof or hereafter such information is public knowledge other than through unlawful disclosure of which that Party at the time of disclosure was or could reasonably have been aware that it was unlawful.

12.	MISCELLANEOUS

12.1.	Invalid provisions

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new clause which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

12.2.	Further action

If at any time after Closing any further action is necessary or desirable in order to implement this Agreement, each Party shall at its own cost execute and deliver any further documents and take all such necessary action as may reasonably be requested from each of it.

12.3.	Amendment

No amendment to this Agreement shall have any force or effect unless it is in writing and signed by the Parties.

12.4.	Costs

Each Party shall bear its own costs in connection with the preparation, negotiation and signing of this Agreement.

12.5.	No implied waiver; no forfeit of rights

a.	Any waiver under this Agreement must be given by notice to that effect.

b.	Where a Party does not exercise any right under this Agreement (which shall include the granting by a Party to any other Party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking).

12.6.	Notice

12.6.1.	Any notice or other communication under or in connection with this Agreement shall be in writing and delivered by hand or sent by facsimile, by courier, or by registered mail and shall be effective, in the absence of earlier receipt:

a.

if sent by facsimile, two (2) business hours after receipt. Receipt shall be deemed to have occurred when transmission of such facsimile communication has been completed and a positive transmission report has been produced by the transmitting machine. For the purposes of this provision, “business hour” shall mean any time between 09.00 and 18.00 hours on a Business Day in the country of the addressee.

b.	if sent by courier service, three (3) days after dispatch,

c.	if sent by registered mail, three (3) days after dispatch.

12.6.2.	Notices under the Agreement shall be sent to the addresses of the Parties and the Company as specified below:

Purchaser

Name	Bio-Imaging Technologies, Inc
Address	826 Newtown Yardley Road
Newtown, PA 18940
United States of America
Fax number	+1 267-757-3007
Attn	Ted I. Kaminer
With copy to	NautaDutilh N.V.
Address	Strawinskylaan 1999
1077 XV Amsterdam
The Netherlands
Fax number	+31 20 71 71 111
Attn	Jaap Stoop

Reiber

Name	Reiber Consultancy B.V.
Address	Nachtegaallaan 19
3055 CN Rotterdam
The Netherlands
Fax number	+31 71 52 66 801
E-mail	J.H.C.Reiber@lumc.nl
hreiber@xs4all.nl
Attn	Mr. J.H.C. Reiber

Libertatis Ergo

Name	Libertatis Ergo Holding B.V.
Address	Rapenburg 70 kamer B0.09
2311 EZ Leiden
The Netherlands
E-mail	hiddinga@leh.leidenuniv.nl
Attn	Mr. B.P.Hiddinga

or such other address as the Party to be given notice may have notified to the other Party from time to time in accordance with this Clause for that purpose.

12.6.3.	The provisions of this Clause shall not apply in relation to the service of documents for the purpose of litigation.

12.7.	Assignment or encumbrance

No Party may assign this Agreement (contractsoverneming) or assign or encumber any of its rights thereunder without the prior written consent of the others except that the Purchaser may assign this Agreement to a group company.

12.8.	Civil Law Notary

The Parties are aware of the fact that the Civil Law Notary works with NautaDutilh, the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree (i) that the Civil Law Notary shall execute any notarial deeds related to this Agreement and (ii) that the Purchaser is assisted and represented by NautaDutilh in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

12.9.	Joint and several liability of the Sellers

The Sellers shall be jointly and severally (hoofdelijk) liable for the performance of their obligations under this Agreement.

12.10.	Choice of Law

This Agreement shall be exclusively governed by and construed in accordance with the laws of The Netherlands, without regard to any conflict of law rules under Dutch private international law.

12.11.	Disputes

Any dispute arising in connection with this Agreement shall be submitted to the jurisdiction of the competent court in Amsterdam, The Netherlands, which jurisdiction shall be exclusive subject to the next following sentence. The submission to the jurisdiction of this court shall not limit the right of the Purchaser to institute proceedings in any other court of competent jurisdiction.

This Agreement has been signed on 10 December 2004.

For and on behalf of Bio-Imaging Technologies Inc.	For and on behalf of Reiber Consultancy B.V

/s/ Mark L. Weinstein	/s/ Johan Reiber
By: M.L. Weinstein	By: J.H.C. Reiber

For and on behalf of
Libertatis Ergo Holding B.V.

/s/ B.P.Hiddinga
By: B.P.Hiddinga

The Guarantor hereby irrevocably and unconditionally (i) guarantees to the Purchaser, as its own independent obligation and not merely by way of surety (borg), the punctual performance by Reiber of all of Reiber’s obligations under this Agreement and (ii) agrees with the Purchaser to be jointly and severally (hoofdelijk) liable with Reiber towards the Purchaser for the punctual performance by Reiber of all of Reiber’s obligations under this agreement and (iii) agrees with the Purchaser that if and to the extent such punctual performance is not possible on the part of the Guarantor, to compensate the Purchaser for any loss the Purchaser may suffer as a result of any default of Reiber under any obligation under this Agreement (tekortkoming in de nakoming van zijn verbintenis).

The Guarantor further hereby explicitly agrees that the Civil Law Notary shall execute any notarial deeds required for the transfer of any of the Shares.

The Guarantor further hereby explicitly acknowledges and accepts to its obligations under Clause 10.

For and on behalf of
Johan Hendrikus Christiaan Reiber

/s/ Johan Reiber
By:	Johan Hendrikus Christiaan Reiber